The Beard Company
                   Computation of Earnings (Loss) Per Share

                                             Year Ended December 31,
                                             -----------------------
                                       1997           1996           1995
                                       ----           ----           ----
Basic and Diluted Earnings (Loss)
  Per Share:
Loss from continuing operations
  per statement of operations     $ (2,428,000)  $ (1,675,000)  $  (965,000)
                                  ============   ============   ===========

Net earnings (loss) per statement
  of operations                      9,014,000       (315,000)     (403,000)
Less accretion of redeemable
  preferred stock                   (3,789,000)          -          (51,000)
                                  ------------   ------------   -----------
Net earnings (loss) attributable
  to common shareholders per
  statement of operations         $  5,225,000   $   (315,000)  $  (454,000)
                                  ============   ============   ===========

Weighted average common shares
  outstanding                        2,808,000      2,756,000     2,662,000
                                  ============   ============   ===========
Basic and diluted earnings
 (loss) per share:
  Loss from continuing operations $      (0.86)  $      (0.60)  $     (0.36)
                                  ============   ============   ===========
  Net Earnings (loss)             $       1.86   $      (0.11)  $     (0.17)
                                  ============   ============   ===========